UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2006

MIDWEST AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-13934	39-1828757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6744 South Howell Avenue, Oak Creek, Wisconsin 53154
(Address of principal executive offices, including zip code)

(414) 570-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into a Material Definitive Agreement.

Entry into Rights Agreement

On February 15, 2006, Midwest Air Group, Inc. (the “Company”) entered into a Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”).  A brief description of the terms and conditions of the Rights Agreement is set forth in “Item 3.03 Material Modification to Rights of Security Holders” below and is incorporated herein by reference.

Approval of Annual Incentive Plan Objectives

On February 15, 2006, the Company’s Compensation Committee approved performance objectives under Company’s Annual Incentive Plan for the executive officers and certain non-executive officers of the Company.  For the Company’s Chief Executive Officer, 80% of the potential incentive award is tied to achievement of a corporate financial performance objective and 20% is tied to achievement of personal/departmental performance objectives.  For the Company’s executive officers, 65% of the potential incentive award is tied to achievement of a corporate financial objective and 35% is tied to achievement of personal and/or departmental objectives.  Achievement of the maximum performance amount under the corporate financial component would result in a payout of 100% of the target incentive amount, while achievement of the threshold performance amount would result in a payout of 80% of the target incentive amount.

Item 3.03.

Material Modification to Rights of Security Holders.

The Company was a party to a rights agreement dated as of February 14, 1996, as amended September 30, 2002 (the “1996 Rights Agreement”), which expired by its terms on February 13, 2006.  On February 15, 2006, the Board of Directors of the Company adopted and the Company entered into the Rights Agreement pursuant to which one right (the “Right”) to purchase one one-hundredth of a share of the Company’s Series A junior participating preferred stock, no par value (“Preferred Stock”), is to be issued as a dividend for each outstanding share of common stock held by the Company’s shareholders of record as of the close of business on February 16, 2006.  In addition, all newly-issued shares of common stock will have one Right issued with and attached to each share of common stock.  Each Right, when exercisable, represents the right to purchase one one-hundredth of a share of the Preferred Stock for $21.00.  The Rights will become exercisable ten days after a person or group acquires 15% or more of the Company’s outstanding common stock, or commences or announces a tender or exchange offer which would result in such ownership.

If, after the Rights become exercisable, the Company were to be acquired through a merger or other business combination transaction or 50% or more of the Company’s assets or earning power were sold, each Right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price.  In addition, if any person acquires 15% or more of the Company’s outstanding common stock, each Right not owned by such person would permit the purchase, for the exercise price of $21.00, of common stock of the Company having a market value of twice the exercise price.

The Rights expire on February 15, 2016, unless earlier redeemed by the Company in accordance with the terms of the Rights Agreement.  The purchase price payable and the shares of the Preferred Stock issuable upon exercise of the Rights is subject to adjustment from time to time as specified in the Rights Agreement.  In addition, the board of directors retains the authority to redeem (at $0.01 per Right) and replace the Rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 15% or more of the Company’s outstanding common stock.

Shares of the Preferred Stock, when issued upon exercise of the Rights, will be nonredeemable and will rank junior to all series of any other class of the Company’s preferred stock.  Each share of the Preferred Stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of $1.00 per share or 100 times the dividend declared per share of the Company’s common stock.  In the event of liquidation, the holders of shares of the Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of $100.00 per share or 100 times the payment made per share of the Company’s common stock.  Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of the Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.  The Rights are subject to antidilution adjustments.  The number of shares constituting the series of the Preferred Stock is 250,000.

The Rights Agreement, which includes the terms of the Preferred Stock, form of the Right certificate and a summary of the Rights to purchase the Preferred Stock as exhibits thereto, is attached hereto as Exhibit 4.1 and is incorporated herein by reference.  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.1.

On February 21, 2006, the Company issued a press release announcing the adoption and execution of the Rights Agreement.  The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired.

Not applicable.

(b)

Pro Forma Financial Information.

Not applicable.

(c)

Exhibits.

Exhibit No.	Description

4.1

Rights Agreement, dated as of February 15, 2006, between Midwest Air Group, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed February 22, 2006)

99.1	Press Release dated February 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2006	MIDWEST AIR GROUP, INC.

By:/s/ Dennis J. O’Reilly
Dennis J. O’Reilly Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1

Rights Agreement, dated as of February 15, 2006, between Midwest Air Group, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed February 22, 2006)

99.1	Press Release dated February 21, 2006